                                                                      Exhibit 12

                                         Computation of Ratio of Earnings to Fixed Charges

                                    Year
                                    ended                                                              Nine months ended
                                   May 31,                  Year ended December 31,                      September 30,
                                  ------------------------------------------------------------    ----------------------------
                                    1993(1)           1993      1994        1995        1996             1996       1997
                                  ------------------------------------------------------------    ----------------------------
Earnings:
  Income (loss) from operations
   before income taxes              (1,770)          1,003     6,343       5,925       7,056            4,870      8,495
  Fixed charges, exclusive
   of capitalized interest           5,350           3,720     3,716       4,517       4,478            3,230      3,944
                                  ------------------------------------------------------------    ----------------------------
                                     3,580           4,723    10,059      10,442      11,534            8,100     12,439

Fixed Charges:
  Interest                           5,058           3,499     3,538       4,322       4,287            2,999      3,272
  Amortization of deferred
   loan costs                          104             104        67          67          73              127        553
  Interest portion of rent
   expense                             188             117       111         128         118              104        119
  Interest expense relating
   to guaranteed debt of
   less than 50% owned
   affiliates                          459               -         -           -           -                -          -
                                  ------------------------------------------------------------    ----------------------------
Fixed charges exclusive
 of capitalized interest             5,809           3,720     3,716       4,517       4,478            3,230      3,944
Capitalized interest                     -               -         -           -          59                9        778
                                  ------------------------------------------------------------    ----------------------------
                                     5,809           3,720     3,716       4,517       4,537            3,239      4,722

Ratio of earnings to fixed
 charges                               0.6             1.3       2.7         2.3         2.5              2.5        2.6
                                  ============================================================    ============================


(1) Earnings were not sufficient to cover fixed charges to the extent of $2.3 million for the year ended May 31, 1993.